UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2023

Bantec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55789	30-0967943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

37 Main Street, Sparta, NJ 07871

(Address of principal executive offices) (Zip Code)

(203) 220-2296

(Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

Equity Purchase Agreement with GHS Investments, LLC

On October 9, 2023, Bantec, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Financing Agreement”) with GHS Investments, LLC, a Nevada limited liability company (“GHS”).  Under the terms of the Financing Agreement, GHS will purchase, at the Company’s election, up to $10,000,000 of the Company’s registered common stock (the “Shares”). During the term of the Financing Agreement, the Company may at any time deliver a “put notice” to GHS thereby requiring GHS to purchase a certain dollar amount of the Shares. Simultaneous with the delivery of such Shares, GHS shall deliver payment for the Shares. Subject to certain restrictions, the purchase price for the Shares shall be eighty percent (80%) of the Market Price. Following an up-list to the NASDAQ or an equivalent national exchange by the Company, the Purchase price shall mean ninety percent (90%) of the lowest volume weighted average price (“VWAP”) during the relevant Pricing Period, subject to a floor of $.0135 per share, below which the Company shall not deliver a Put. The “Put Amount” shall mean the total dollar amount requested by the Company pursuant to an applicable Put. The timing and amounts of each Put shall be at the discretion of the Company. The maximum dollar amount of each Put will not exceed two hundred percent (200%) of the average daily trading dollar volume for the Common Stock during the ten (10) consecutive Trading Days preceding the Put Notice Date. No Put will be made in an amount equaling less than ten thousand dollars ($10,000) or greater than five hundred thousand dollars ($500,000).

The number of Shares sold to GHS shall not exceed the number of such shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by GHS, would result in GHS owning more than 4.99% of all of the Company’s common stock then outstanding. Additionally, GHS may not execute any short sales of the Company’s common stock. Further, the Company has the right, but never the obligation to draw down.

The Financing Agreement shall terminate (i) on the date on which GHS shall have purchased Shares pursuant to the Financing Agreement for an aggregate Purchase Price of $10,000,000, or (ii) on the date occurring 24 months from the date on which the Financing Agreement was executed and delivered by the Company and GHS.

Registration Rights Agreement with GHS Investments, LLC

In addition, on October 9, 2023, the Company and GHS entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 30 days of October 9, 2023. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Financing Agreement, (ii) the date when GHS may sell all the Shares under Rule 144 without volume limitations, or (iii) the date GHS no longer owns any of the Shares.

The foregoing descriptions are qualified in their entirety by reference to the Equity Financing Agreement and Registration Rights Agreement, copies of which appear as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated by reference to this Item 1.01.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits:

10.1 –	Equity Financing Agreement between Bantec, Inc. and GHS Investments, LLC entered into on October 9, 2023.
10.2 –	Registration Rights Agreement between Bantec, Inc. and GHS Investments, LLC entered into on October 9, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2023	Bantec, Inc.

	By:	/s/ Michael Bannon
		Name:	Michael Bannon
		Title:	President and CEO

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